                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.    3  )*
                                         ------

                             MERRILL CORPORATION
                     ----------------------------------
                              (Name of Issuer)

                    COMMON STOCK, PAR VALUE $.01 PER SHARE
                     -----------------------------------
                       (Title of Class of Securities)

                              590175  10  5
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                               Page 1 of 3 Pages

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CUSIP No. 590175  10  5               13G                 Page 2 of 3 Pages
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

       ROBERT F. NIENHOUSE
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
       UNITED STATES
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power          284,513
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power            3,156
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power          284,513
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power            3,156
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
       287,669
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
       3.68%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
       IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

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                                                          Page 3 of 3 Pages

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
          287,669 (1)
    ---------------------------------------------------------------------------

    (b) Percent of Class:
          3.68% (2)
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
                 284,513
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
                 3,156 (1)
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
                 284,513
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
                 3,156 (1)
              -----------------------------------------------------------------

_______________
  (1) Includes shares owned beneficially by Mr. Nienhouse's spouse.

  (2) Calculated based on 7,826,133 shares of Merrill Corporation's common stock outstanding as of December 31, 1995.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. /X/


-------------------------------------------------------------------------------

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable
-------------------------------------------------------------------------------


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable
-------------------------------------------------------------------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable
-------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable
-------------------------------------------------------------------------------


ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                                 FEBRUARY 8, 1996
                                       ----------------------------------------
                                       (Date)
                                               /S/ ROBERT F. NIENHOUSE
                                       ----------------------------------------
                                       (Signature)